UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 10, 2010

OPTEX SYSTEMS HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	333-143215
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1420 Presidential Drive, Richardson, TX	75081-2439
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 972-238-1403

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01    Entry into a Material Definitive Agreement

Effective March 10, 2010, Optex Systems, Inc., a wholly owned subsidiary of Registrant, entered into a Loan and Security Agreement (“Agreement”) with Peninsula Bank Business Funding, a division of the Private Bank of the Peninsula (“Lender”).

The Agreement provides for a revolving line of credit of up to $2,000,000, based upon advances to be made against percentages of eligible receivables as set forth in the Agreement.  The material terms of the Agreement are as follows:

•	The interest rate for all advances shall be the greater of 8.5% and the then in effect prime rate plus 3.5%.
•	Interest shall be paid monthly in arrears.
•	The expiration date of the Agreement is March 4, 2011, at which time any outstanding advances and accrued and unpaid interest thereon, will be due and payable.
•
In connection with the entry into the Agreement by the Lender, Optex Systems, Inc. paid the Lender a facility fee of $20,000 and has issued a warrant to Lender to purchase 1,000,000 shares of its Common Stock. The warrant bears an exercise price of $.10 per share and expires on March 3, 2016.

•	The obligations of Optex Systems, Inc. to the Lender are secured by a first lien on all of its assets (including intellectual property assets should it have any in the future) in favor of the Lender.
•
The Agreement contains affirmative and negative covenants that among other things, require Optex Systems, Inc. to maintain certain minimum cash and EBITDA levels on a quarterly basis.  The Agreement also contains customary events of default.  Upon the occurrence of an event of default that remains uncured after any applicable cure period, the Lender’s commitment to make further Advances may terminate, and the Lender would also be entitled to pursue other remedies against Optex Systems, Inc. and the pledged collateral.

Pursuant to a Guaranty executed by Registrant in favor of Lender, Registrant has guaranteed all obligations of Optex Systems, Inc. to Lender.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Optex Systems Holdings, Inc.
(Registrant)

By:	/s/ Stanley A. Hirschman
Stanley A. Hirschman
Title:	President

Date: March 16, 2010